Exhibit 16.0


Ernst & Young LLP
Suite 2800
600 Peachtree Street
Atlanta, Georgia 30308-2215


May 15, 2002


Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549


Gentlemen:

We have read Item 5 of Form 10-QSB dated May 15, 2002, of vFinance, Inc. and we are in agreement with the statements contained in paragraphs one and two and the last sentence of paragraph three of Item 5. We have no basis to agree or disagree with other statements of the registrant contained therein.


Yours truly,

/s/ Ernst & Young LLP